FINAL

August 22, 2012

Becker Capital Management

Becker Value Equity Fund

c/o Huntington Asset Services, Inc.
2960 N. Meridian Street - Suite 300
Indianapolis, IN 46208

This is to certify that Boston Financial Data Services received data files as of June 26, 2012, the Record Date for the Becker Value Equity Fund. There were 9,667,726.937 shares issued and outstanding and entitled to vote at the Special Meeting of Shareholders to be held on August 22, 2012, if represented.

Boston Financial has tabulated 5,667,960.807 shares, representing 58.628% of the Fund. A summary of the voting by proposal is attached.

Boston Financial does not guarantee the genuineness of the signature(s) of any shareholder or or assume any responsibility for the legality of any voted proxy.

Sincerely,

BOSTON FINANCIAL DATA SERVICES

Doreen Hudson
Client Service Officer

QUINCY, MA      CANTON, MA      KANSAS CITY, MO      LAWRENCE, KS      ROCKLAND, ME

FINAL

MEETING REPORT
BECKER CAPITAL MANAGEMENT
BECKER VALUE EQUITY FUND
August 22, 2012

	Shares Voted	% of Voted Shares	% of Outstanding Shares Voted

1. To approve an Agreement and Plan of Reorganization under which the Becker Value Equity Fund, a series of Unified Series Trust, would assign all of its assets and liabilities to the Becker Value Equity Fund ("PMP Becker Fund"), a series of Professionally Managed Portfolios in exchange for shares of the PMP Becker Fund in a tax-free reorganization

For	5,583,942.127	98.518%	57.759%
Against	23,092.706	0.407%	0.239%
Abstain	60,925.974	1.075%	0.630%
Total	5,667,960.807	100.000%	58.628%

QUINCY, MA      CANTON, MA      KANSAS CITY, MO      LAWRENCE, KS      ROCKLAND, ME

FINAL

MEETING REPORT
BECKER CAPITAL MANAGEMENT
BECKER VALUE EQUITY FUND
August 22, 2012

Total Outstanding:	9,667,726.937
Total Voted:	5,667,960.807
% Present	58.628%

QUINCY, MA      CANTON, MA      KANSAS CITY, MO      LAWRENCE, KS      ROCKLAND, ME